Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of November 3, 2017, by and among Chicken Soup for the Soul Entertainment, Inc., a Delaware corporation (“Parent”), SMV Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), Screen Media Ventures, LLC, a Delaware limited liability company (“Company”), and Media V Holdings, LLC, a Delaware limited liability Company and the sole member of the Company (“MV Holding”).

RECITALS

A.       Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Law (the “LLC Law”) and other applicable law, Parent and Company intend to enter into business combination transaction by means of a merger between Merger Sub and the Company, in which Merger Sub will merge into the Company and the Company will be the surviving entity and become a wholly owned subsidiary of Parent (the “Merger”).

B.       The board of directors of Parent and the managers of each of the Company, Merger Sub and MV Holding have each determined that the Merger is fair to, and in the best interests of, their respective companies and their respective stockholders and members.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1.            The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the LLC Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving limited liability company of the Merger. The Company as the surviving limited liability company after the Merger is hereinafter sometimes referred to as the “Surviving LLC.”

1.2.            Effective Time; Closing. Subject to the conditions of this Agreement, as soon as practicable on or after the Closing Date (as hereinafter defined), the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Department of State of the State of Delaware (the “Certificate of Merger”) (the time of such filing, or such later time as may be agreed in writing by Parent and MV Holding and specified in the Certificate of Merger being the “Effective Time”). The consummation of the transactions contemplated by this Agreement (the “Closing”), other than the filing of the Certificate of Merger, shall take place at the offices of Graubard Miller, counsel to Parent and Merger Sub, 405 Lexington Avenue, New York, New York 10174-1901, concurrently with the execution of this Agreement (the “Closing Date”). Closing signatures may be transmitted by facsimile.

1.3.            Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the LLC Law and other applicable law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving LLC, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving LLC and (b) all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving LLC, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving LLC.

1.4.            Governing Documents. At the Effective Time,

(a)               the Certificate of Formation of the Company shall continue to be the Certificate of Formation of the Surviving LLC; and

(b)                the Limited Liability Operating Company Agreement of Merger Sub shall be the Limited Liability Operating Agreement of the Surviving LLC.

1.5.            Securities, Loans, Liabilities and Exchanges. Subject to the terms and conditions of this Agreement:

(a)               Prior to the execution of this Agreement, any and all subordinated indebtedness owed by the Company or any of its Subsidiaries (as defined) to any Person, including any indebtedness (“Alta Debt”) owed by the Company or its Subsidiaries to any of Alta Communications IX LP, Alta Communications IX-B LP, Alta IX Associates LP and Alta Communications IX Manager LP (collectively “Alta”) has been transferred and assumed by Riversville Holding LLC (“Riversville”) in its entirety pursuant to the terms of a loan purchase and sale agreement (“Loan Purchase Agreement”) and any obligation with respect thereto owed by the Company (and any recourse any Person has against the Company with respect to same) has been novated, forgiven and terminated by Riversville (the “Subordinated Debt Novation”) pursuant to a novation agreement by and between the Company and Alta, and any Liens that had existed on any of the assets of the Company have been terminated and released by the necessary Persons and applicable UCC termination statements executed and delivered to the Company (the Loan Purchase Agreement, the agreement governing the Subordinated Debt Novation and all related documentation executed or delivered in connection therewith collectively referred to herein as the “Subordinated Debt Novation Documentation”). The Company has caused Alta to deliver to Parent copies of the executed and effective Subordinated Debt Novation Documentation prior to the execution of this Agreement.

(b)               Prior to the execution of this Agreement, (i) all of the former members of the Company (the “Members”) have contributed all of their membership interests in the Company to MV Holding (the “Interest Exchange”) in exchange for their equivalent membership interests in MV Holding (making the Company a wholly owned Subsidiary of MV Holding prior to the execution of this Agreement), and, in connection therewith, each such Member has waived any and all claims such Member may have against the Company and each Subsidiary of the Company and any claim any such Member may have to any assets of the Company or any Subsidiary and (ii) MV Holding has assumed all of the liabilities of the Company (collectively, the “Assumed Liabilities”) relating to the Alta Debt. All the agreements and documentation executed by the Company, MV Holding or any Member in connection with the Interest Exchange is referred to herein as the “Interest Exchange Documentation.” The Company has delivered to Parent copies of the executed and effective Interest Exchange Documentation prior to the execution of this Agreement.

(c)               Immediately prior to the Closing, Parent shall make a loan to MV Holding in the principal amount of $5,522,855 (“Company Loan”), which shall be evidenced by the promissory note in the form of Exhibit A hereto (the “Note”). The proceeds of the Company Loan shall be promptly contributed to the capital of the Company and used, in part, on the date of receipt by the Company to pay the sum of $4,905,355 to Israel Discount Bank of NY and Bank Leumi (together, the “Banks”) in full satisfaction (the “Loan Satisfaction”) of all principal and interest owed by the Company to the Banks under all loans (the “Bank Loans”), and to pay certain transaction expenses and Company liabilities as agreed by the Company and Parent (the “Closing Payments”). The Note shall bear interest at the minimum rate published by the IRS for short-term loans to avoid imputed interests.

(d)               Immediately following the Loan Satisfaction, at the Closing, the Company shall cause the Banks to deliver to Parent (i) all promissory notes evidencing the Bank Loans marked “paid in full and cancelled,” (ii) evidence reasonably satisfactory to Parent of the termination of all loan agreements governing the Bank Loans, (iii) UCC termination statements for all UCC statements filed with respect to the Bank Loans, (iv) termination statements in form fileable with the applicable governmental agencies with respect to any Liens on any and all of the Company’s intellectual property, including copyright and trademark Liens and (v) the Banks’ releases and waiver of claims against the Company and its Subsidiaries, Affiliates, managers and members. The documentation necessary to affect the actions set forth in this clause (c) is collectively referred to herein as the “Bank Debt Termination Documentation.”

(e)               At the Effective Time, (i) all of the membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into equivalent membership interests of the Surviving LLC, (ii) all of the membership interests of the Company outstanding immediately prior to the Closing Date shall be surrendered by MV Holding to the Company and cancelled; (iii) Parent shall pay to MV Holding an amount equal the Company Loan in full payment for the cancelled membership interests of the Company held by MV Holding, (iv) MV Holding shall pay an amount equal to the Company Loan to Parent in full satisfaction of the Company Loan, (v) the Note shall be surrendered by Parent to MV Holding and cancelled and (vi) Parent shall own 100% of the outstanding membership interests of the Company, as the Surviving LLC.

(f)                Parent shall (x) at the Effective Time, issue Class Z warrants (exercisable to purchase up to an aggregate of 50,000 shares of Parent’s Class A common stock at $12.00 per share) to Mr. Kovacs and/or his designees and (y) on January 2, 2018, issue 35,000 shares of Parent’s Class A common stock to Mr. Kovacs.

(g)               At the Effective Time, after application of the Closing Payments, all amounts owed by the Company to Joseph Kovacs or Lawrence J. Weissman & Co., Inc., including any accrued and unpaid bonuses, shall be waived by Mr. Kovacs and Lawrence J. Weissman & Co., Inc. Mr. Kovacs and Lawrence J. Weissman & Co., Inc. shall countersign this Agreement to evidence his and its waiver of same.

1.6.            Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving LLC with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of Parent, the Company and MV Holding will take all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF MV HOLDING

MV Holding represents and warrants to Parent and Surviving LLC as follows (as used in this ARTICLE II, and elsewhere in this Agreement, the term “Company” includes the Company’s Subsidiaries, as hereinafter defined, unless the context clearly otherwise indicates):

Organization and Qualification. Each of the Company and MV Holding is a limited liability company duly organized, validly existing and in good standing under the law of the State of Delaware. Complete and correct copies of the certificates of organization and limited liability operating agreements (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore been delivered by the Company.

Subsidiaries. The Company has no direct or indirect subsidiaries or participations in joint ventures or other entities other than those listed in Schedule 2.2(a) (the “Subsidiaries”). The Company owns all the outstanding equity securities of the Subsidiaries, free and clear of all Liens. Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person. Each Subsidiary is duly formed, validly existing and in good standing under the laws of its state of formation.

2.1.            Capitalization. All the outstanding equity and economic interests of the Company are owned by MV Holding. No Person has any right to purchase or acquire any equity or economic interest in the Company, except Parent under the terms of this Agreement.

2.2.            Authority Relative to this Agreement. Each of the Company and MV Holding has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company and MV Holding of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company and MV Holding, and no other proceedings on the part of the Company or MV Holding are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and MV Holding and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company and MV Holding, enforceable against such party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.3.            No Conflict; Required Filings and Consents.

(a)               The execution and delivery of this Agreement by the Company and MV Holding do not, and the performance of this Agreement by them shall not, (i) conflict with or violate any of their respective Charter Documents, (ii) conflict with or violate any order, rule, regulation, law or other legal requirement (“Legal Requirements”), or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or MV Holding’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or MV Holding, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company or, after the Closing, the Surviving LLC.

(b)               The execution and delivery of this Agreement by the Company and MV Holding does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign governmental agency (“Governmental Entity”) regulatory body or court or other third party, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, Surviving LLC, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.4.            Financial Statements.

(a)               The Company has provided to Parent correct and complete copies of the audited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal years ended December 31, 2014 and 2015 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated.

(b)               The Company has provided to Parent a correct and complete copy of the unaudited and compiled consolidated financial statement of the Company and its Subsidiaries for the year ended December 31, 2016 and an internally prepared balance sheet and profit and loss statement of the Company and its Subsidiaries for the nine-month period ended September 30, 2017 (the “Unaudited Financial Statements”). The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance, with the published rules and regulations of any applicable Governmental Entity and with U.S. GAAP applied on a consistent basis throughout the periods involved and in a manner consistent with the preparation of the Audited Financial Statements, and fairly present in all material respects the financial position of the Company and its Subsidiaries at the date thereof and the results of their operations for the period indicated, except that such statements are subject to normal audit adjustments that are not expected to have a Material Adverse Effect on the Company and its Subsidiaries on a consolidated basis.

2.5.            No Undisclosed Liabilities. Except as set forth in the Unaudited Financial Statements at September 30, 2017, the Company and its Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries.

2.6.            Litigation. Except as disclosed in Schedule 2.6 hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of MV Holdings, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator other than claims made in the ordinary course of business by licensors and other rights holders with respect to licensing fees, accountings, and other claims for money owed for which no action, proceeding or arbitration is pending.

2.7.            Employees. Schedule 2.7 lists all employees currently employed by the Company or its subsidiaries and all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability.

2.8.            Taxes. The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns that are not material to the Company. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due and payable on such Returns.

2.9.            Brokers; Third Party Expenses. Except as set forth in Schedule 2.9 hereto, neither the Company nor MV Holding has incurred, nor will either party incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

2.10.        Interested Party Transactions. Neither MV Holding, nor any Member or any employee, manager or officer of the Company (or any member of his or her immediate family), is indebted to the Company. Giving effect to the issuance of CSS Shares and Warrants pursuant to Section 1.5(f), and the waiver of the Kovacs Bonus in connection therewith, the Company is not indebted (or committed to make loans or extend or guarantee credit) to any of such Persons.

2.11.        Manager and Member Approvals. The board of managers of each of the Company and MV Holding (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved, this Agreement and the transactions contemplated hereby. Each Member, in his, her or its capacity as a member of MV Holding has approved the adoption and execution of the agreements governing the transactions referred to in Section 1.5 as required by applicable law.

2.12.        Transferred Assets; No Liens on Remaining Assets. Giving Effect to the Subordinated Debt Novation and the Loan Satisfaction, all other assets of the Company are owned by the Company free and clear of all Liens except (x) for liens created in the ordinary course of business which do not require taking physical possession of an asset or a filing for perfection under the Uniform Commercial Code and (y) liens disclosed in Schedule 2.12 hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Parent Schedule”), Parent represents and warrants to MV Holdings as follows:

3.1.            Organization and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

3.2.            Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate or company power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Parent or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other action on the part of Parent and Merger Sub (including the approval by their respective boards of directors or similar body), and no other corporate or other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and each of Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3.            No Conflict; Required Filings and Consents.

(a)               The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b)               The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.4.            Board and Manager Approval. The board of directors of Parent (including any required committee or subgroup of the board of directors of Parent) and the Manager of Merger Sub has, as of the date of this Agreement, duly approved, this Agreement and the transactions contemplated hereby.

ARTICLE IV

[Reserved]

ARTICLE V

ADDITIONAL AGREEMENTS

5.1.            Cooperation. Following the Closing, the parties shall cooperate with each other and use their respective commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to complete the transactions contemplated by this Agreement as soon as practicable. MV Holding shall assist Parent in the transition of all relationships, employees and assets (including bank accounts) following the Closing, as Parent may reasonably request.

5.2.            Required Information. In connection with the preparation of any statement, filing notice or application made by or on behalf of Parent or the Surviving LLC to any Government Entity or other third party in connection with the Merger and the other transactions contemplated hereby, and for such other reasonable purposes, MV Holding shall, upon request of Parent, furnish the other with all information concerning themselves as may be reasonably necessary or advisable.

5.3.            Confidentiality. Each party agrees to maintain in confidence any non-public information received from the other parties, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law.

5.4.            Nonsolicitation. For a period of three years from the date of the Closing, MV Holding shall not, directly or indirectly, in any capacity whatsoever of or for any person, firm, partnership, company or corporation other than Parent, the Company or their respective Subsidiaries or Affiliates:

(a)               recruit, attempt to hire, solicit, or assist others in recruiting or hiring, any person who is an employee of Parent, the Company or any of their respective Subsidiaries or Affiliates or induce or attempt to induce any such employee to terminate his employment with Parent, the Company or any of their respective Subsidiaries or Affiliates.

(b)               solicit, induce or attempt to induce any executive, employee, consultant or contractor of Parent, the Company or any Subsidiary or Affiliate thereof, to terminate his or her employment or his, her or its services with, Parent, the Company or any Subsidiary or Affiliate thereof or to take employment with another party.

5.5.            Non-use of Name. From and after the Closing Date, MV Holding shall refrain from using the names “Screen Media Ventures,” or “Screen Media” or any derivatives thereof in connection with any product or services offerings, any business, or any entity; provided, however, that such name may be used for biographical purposes.

5.6.            Subordinated Loan Novation. MV Holding shall cause the delivery to Parent at Closing of all Subordinated Debt Novation Documentation and shall assist the Company, at its request, in securing any other documentation after the Closing necessary to effect or record the Subordinated Loan Novation or to implement the intent of the Subordinated Loan Novation Documentation.

5.7.            Loan Satisfaction. MV Holding shall cause the delivery to Parent at Closing of all Bank Debt Termination Documentation and shall assist the Company, at its request, in securing any other documentation after the Closing necessary to effect or record the Loan Satisfaction or to implement the intent of the Bank Loan Termination Documentation.

5.8.            Interest Exchange. MV Holding shall cause the delivery to Parent at Closing of all Interest Exchange Documentation and shall assist the Company, at its request, in securing any other documentation after the Closing necessary to effect or record the Interest Exchange.

5.9.            Consulting Agreement. At the Closing, Joseph Kovacs shall execute the consulting agreements in the form attached to this Agreement as Exhibit B.

5.10.        Tax Filings.

(a)                The parties acknowledge that for federal, state and local income tax purposes, the Merger is classified as a sale of assets held by the Company by MV Holding to Parent. Parent, Merger Sub, Company and MV Holding agree to file all tax returns in a manner that is consistent with this tax classification and shall not otherwise take any actions that are inconsistent with this tax classification unless required by applicable law. Given the asset sale classification of the Merger, neither Parent nor any of its Affiliates shall cause the Company to file or amend any tax return of the Company for any tax period ending on or prior to the Effective Time.

(b)                MV Holding shall remain responsible for the production of K-1s for the Company’s former members for all periods ending on or prior to the Effective Time, and MV Holding and the Members shall make all required tax filings with respect to the Company for periods ending on or prior to the Effective Time.

(c)                After the Effective Time, the parties shall provide each other with such cooperation and information as any of them reasonably may request of the other in filing any tax return, participating in or conducting any audit or other proceeding in respect of taxes or effectuating the terms of this Agreement. Such cooperation and information shall include providing copies of relevant tax returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by governmental authorities. The parties shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 5.10. The parties shall retain all tax returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations with respect to the taxable years to which such tax returns and other documents relate. Notwithstanding the foregoing, no party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 5.10. Any information obtained under this Section 5.10 shall be kept confidential, except as may be otherwise necessary in connection with the filing of tax returns or in conducting an audit or other tax proceeding.

(d)               Parent shall notify MV Holding of any inquiries, claims, assessments, audits or similar event with respect to taxes relating to a tax period of the Company ending on or prior to the Effective Time (“Tax Matter”). MV Holding shall have the authority to represent the interests of the Company and shall have the right to control the defense, compromise or resolve any Tax Matter.

5.11.        Reimbursement. Surviving LLC agrees to promptly reimburse MV Holding with respect to professional services incurred to third parties related to all tax and legal costs and expenses incurred by MV Holding after the Effective Date in connection with the transactions contemplated hereby and final tax reporting, in an aggregate amount up to $75,000.00.

5.12.        Other Deliveries. At or prior to Closing, Company shall deliver to Parent (i) copies of resolutions and actions taken by the Company’s manager or board of directors and members in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel to consummate the transactions contemplated hereunder.

5.13.        Release. Parent and Merger Sub and each of their respective Affiliates, executors, representatives, administrators, agents, and assigns (collectively, the "Buyer Releasors") irrevocably and unconditionally fully and forever waive, release, and discharge all current and former managers, members, officers, directors and shareholders of the Company and MV Holding, including in their corporate and individual capacities (collectively, the "Seller Released Parties"), from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown, from the beginning of time through the date of the execution of this Agreement, including, without limitation, any claims under any federal, state, local, or foreign law, that Buyer Releasors may have, have ever had, or may in the future have arising out of, or in any way related to this Agreement and the transaction contemplated by this Agreement against the Seller Released Parties. MV Holding and the Company and each of their respective Affiliates, executors, representatives, administrators, agents, and assigns (collectively, the "Seller Releasors") irrevocably and unconditionally fully and forever waive, release, and discharge all current and former managers, members, officers, directors and shareholders of the Parent and Merger Sub, including in their corporate and individual capacities (collectively, the "Buyer Released Parties"), from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown, from the beginning of time through the date of the execution of this Agreement, including, without limitation, any claims under any federal, state, local, or foreign law, that Seller Releasors may have, have ever had, or may in the future have arising out of, or in any way related to this Agreement and the transaction contemplated by this Agreement against the Buyer Released Parties. The parties to this Agreement acknowledge that this Section 5.13 forms an integral part of this Agreement and without this Section 5.13 the Company and MV Holding would not enter into this Agreement.

ARTICLE VI

[RESERVED]

ARTICLE VII

[RESERVED]

ARTICLE VIII

ARTICLE IX

[RESERVED]

ARTICLE X

GENERAL PROVISIONS

10.1.        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via email to the parties at the following addresses or email addresses (or at such other address or email addresses for a party as shall be specified by like notice):

if to Parent or Surviving LLC, to:

Chicken Soup for the Soul Entertainment, Inc.

132 E. Putnam Avenue

Floor 2

Cos Cob, Connecticut 06807

Attention: William J. Rouhana, Jr.

Telephone: 203-861-4000

Email:	wjrouhana@chickensoupforthesoul.com

with a copy to:

David Alan Miller, Esq.

Brian L. Ross, Esq.

Graubard Miller

405 Lexington Avenue

New York, New York 10174-1901

Telephone: 212-818-8661

Email:	dmiller@graubard.com

bross@graubard.com

if to MV Holdings, to:

Media V Holdings, LLC

c/o Carl Seldin Koerner

White and Williams, LLP

7 Times Square, Suite 2900

New York, New York 10036

Telephone: 212-631-4403

Email:	koernec@whiteandwilliams.com

with a copy to:

White and Williams, LLP

7 Times Square, Suite 2900

New York, New York 10036

Attention: Carl Seldin Koernek, Esq.

Telephone: 212-631-4403

Email:	koernec@whiteandwilliams.com

10.2.        Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a)               the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition, prospects or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, or (ii) changes in general national or regional economic conditions.

(b)               the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Parent Contracts;

(c)               the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d)               the term “knowledge” means actual knowledge or awareness, after due inquiry, as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(e)               the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f)                the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(g)               the term “Subsidiary” means any legal entity directly or indirectly controlled by a Person or in which such Person owns or controls the majority of the voting rights therein.

(h)               all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3.        Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile or electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4.        Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.5.        Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to affect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6.        Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur to Parent if the provisions of this Agreement were not enforced following Closing. It is accordingly agreed that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7.        Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8.        Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9.        Assignment. MV Holding may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Parent and Surviving LLC may assign its rights and obligations under this Agreement to any direct or indirect Subsidiary of Parent or any Affiliate thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10.        Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.11.        Arbitration. Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”) in its office in New York City, New York. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in New York City or such other place as the parties shall agree. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of New York, New York County, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

	By:	/s/ William J. Rouhana, Jr.
Name: William J. Rouhana, Jr.
Title: Chief Executive Officer

SMV MERGER SUB

	By:	/s/ William J. Rouhana, Jr.
Name: William J. Rouhana, Jr.
Title: Chief Executive Officer

SCREEN MEDIA VENTURES, LLC

	By:	/s/ Joseph Kovacs
Name: Joseph Kovacs
Title: Manager

MEDIA V HOLDINGS, LLC

	By:	/s/ Joseph Kovacs
Name: Joseph Kovacs
Title: Manager

Section 1.5(g) is hereby
acknowledged and the undersigned
hereby agrees to same:

/s/ Joseph Kovacs
Joseph Kovacs, Individually

/s/ Larry Weissman
Larry Weissman, on behalf of Lawrence J. Weissman & Co., Inc.